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                                                                   Exhibit 10.15
February 27, 1998



Mr. Richard Willemin
76 Cross Ridge Road
Chappaqua, NY 10514

Dear Rich:

Please accept this letter as our offer to join Open Solutions Inc. (OSI) as Chief Financial Officer and Senior Vice President. The effective date of your employment will be April 8, 1998.

You will be paid on the 15th and 30th of each month at the annualized rate of $150,000 per year. In addition, you will be granted OSI stock options, under the 1994 Non-statutory OSI Stock Option Plan. These options will vest over a four year period.

Benefits including health insurance, should you require it, will commence beginning the 1st of the month 30 days after your start date, at a pre-tax cost of $75.00 per pay period on a family basis. Eligibility for enrolling in the OSI 401K plan is the next calendar quarter. You will be eligible to participate in the company bonus plan as established and approved by the Board of Directors. There is no guarantee of payments under this plan as it is administered at the discretion of the Board of Directors and is subject to the company meeting certain established objectives and other factors.

Congratulations and welcome to Open Solutions Inc.

Sincerely,

/s/ Doug Anderson

Doug Anderson
Chairman & CEO



Agreed,


/s/ Richard Willemin
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Richard Willemin